Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Physicians Realty Trust and Physicians Realty L.P. for the registration of common shares, preferred shares, debt securities, guarantees of debt securities, depositary shares, warrants, and units of Physicians Realty Trust and debt securities and guarantees of debt securities of Physicians Realty L.P., and to the incorporation by reference therein of our report dated March 12, 2015, with respect to the consolidated financial statements and schedule of Physicians Realty Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2014, our report dated April 17, 2015 with respect to the combined statement of revenue and certain direct operating expenses of the Minneapolis Properties for the year ended December 31, 2014 appearing in Physicians Realty Trust’s Current Report on Form 8-K/A dated April 17, 2015, and our reports dated June 16, 2015 with respect to the statements of revenue and certain direct operating expenses of each of the Bridgeport Medical Center, the Calkins Properties, the Health Park Surgery Center, the Livonia MOB, the Plaza Surgery Center and the Sitex Medical Plaza for the year ended December 31, 2014 appearing in Physician Realty Trust’s Current Report on Form 8-K dated June 16, 2015, all filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
June 17, 2015